EXHIBIT 99.9

PERSONAL AND CONFIDENTIAL

July 23, 2003

Board of Directors

Roslyn Bancorp, Inc.

One Jericho Plaza

Jericho, New York 11753

Re:	Initially Filed Registration Statement on Form S-4 of

New York Community Bancorp, Inc. with respect to

shares of its Common Stock to be issued in the proposed

merger of Roslyn Bancorp, Inc. with New York Community Bancorp, Inc.

Ladies and Gentlemen:

Reference is made to our opinion letter, dated June 27, 2003, with respect to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $0.01 per share, of Roslyn Bancorp, Inc. (the “Company”) of the exchange ratio of 0.75 shares of Common Stock, par value $0.01 per share, of New York Community Bancorp, Inc. (“New York Community”) to be received for each Share of the Company pursuant to the Agreement and Plan of Merger, dated as of June 27, 2003, between New York Community and the Company.

The foregoing opinion letter was provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to our opinion under the captions “Summary—Roslyn’s Financial Advisors Have Provided Opinions as to the Fairness of the Exchange Ratio, from a Financial Point of View, to Roslyn’s Stockholders,” “The Merger—Background of the Merger,” “The Merger—Roslyn’s Reasons for the Merger; Recommendation of Roslyn’s Board of Directors” and “The Merger—Opinions of Roslyn’s Financial Advisors” and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement. Notwithstanding the foregoing, it is understood that

Board of Directors

Roslyn Bancorp, Inc.

July 23, 2003

Page Two

our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman, Sachs & Co.

(GOLDMAN, SACHS & CO.)